                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 10)*




                           THE TRANZONIC COMPANIES
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                                COMMON SHARES
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 894120 10 4
  -----------------------------------------------------------------------------
                                 (Cusip Number)




Check the following if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                      (Continued on the following page(s))

                              Page 1 of 5 Pages

                                                SCHEDULE 13G

 CUSIP NO. 894120 10 4                                                                 Page 2 of 5 Pages

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     | Sylvia K. Reitman                                                                                 |
|     | ###-##-####                                                                                       |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [ x ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | U.S.A.                                                                                            |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |  a.  403,359                                                    |
|             SHARES            |       |  b.  11.5%                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |  a.  775,786                                                    |
|            OWNED BY           |       |  b.  22.1%                                                      |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |  a.  403,359                                                    |
|            REPORTING          |       |  b.  11.5%                                                      |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |  a.  775,786                                                    |
|                               |       |  b.  22.1%                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     | 1,179,145                                                                                         |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                    |
|     | SHARES*                                                                                           |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                |
|     |                                                                                                   |
|     | 33.7%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  14 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G OF SYLVIA K. REITMAN       Page 3 of 5 Pages
---------------------------------

Item l(a).            Name of Issuer:

                      The Tranzonic Companies

Item 1(b).            Address of Issuer's Principal Executive Offices:

                      30195 Chagrin Boulevard
                      Pepper Pike, Ohio 44124

Item 2(a).            Name of Person Filing:

                      Sylvia K. Reitman

Item 2(b).            Address of Principal Business Office:

                      30195 Chagrin Boulevard
                      Pepper Pike, Ohio 44124

Item 2(c).            Citizenship:

                      U.S.A.

Item 2(d).            Title of Class of Securities:

                      Common Shares

Item 2(e).            CUSIP Number:

                      894120 10 4

Item 3.               Not applicable.

                                                       Page 4 of 5 Pages

Item 4.      Ownership

             (a)   Amount Beneficially Owned: 1,179,145*

             (b)   Percent of Class: 33.7%

             (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote: 403,359

                       (ii)   shared power to vote or to direct the vote:
                              775,786*

                      (iii) sole power to dispose or to direct the disposition of: 403,359

                       (iv) shared power to dispose or to direct the disposition of: 775,786*

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.

Item 6.      Ownership of more than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

-------------------
* The undersigned shares voting and dispositive power with David J. Golden as co-Executors of the Estate of Miriam G. Golden in respect of 575,493 Common Shares and shares the right, acting in concert with David J. Golden, to direct the voting and disposition of 200,293 Common Shares pursuant to the terms of the Louis B. Golden Insurance Trust u/a/d October 20, 1980.

                                                   Page 5 of 5 Pages

Item 10.            Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                    Signature
                    ---------

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Sylvia K. Reitman                                      January 9, 1997
--------------------------------                          ------------
Sylvia K. Reitman